EXHIBIT 10.5

       FORM OF EMPLOYMENT AGREEMENT BETWEEN VECTRA BANK COLORADO, NATIONAL
                         ASSOCIATION AND JOHN A. MARVEL


        This EMPLOYMENT AGREEMENT (the "Agreement") made and entered into this [ ] day of [ ], 2001, by and between JOHN A. MARVEL ("Executive") and VECTRA BANK COLORADO, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States ("Surviving Bank")

                                WITNESSETH THAT:

        WHEREAS, the Agreement and Plan of Reorganization (the "Plan") dated as of July 10, 2001 by and among Zions Bancorporation, a Utah corporation having its principal office in Salt Lake City, Utah ("Zions Bancorp"), Surviving Bank, Minnequa Bancorp, Inc., a Colorado corporation having its principal office in Pueblo, Colorado, and The Minnequa Bank of Pueblo, a banking corporation organized under the laws of the State of Colorado (the "Bank"), provides that the Bank will be merged with and into Surviving Bank;

        WHEREAS, Executive is President of the Bank;

        WHEREAS, Surviving Bank desires to secure the employment of Executive upon consummation of the transactions contemplated in the Plan;

        WHEREAS, Executive is desirous of entering into the Agreement for such periods and upon the terms and conditions set forth herein; and

        WHEREAS, to assist in achieving the objectives of the transactions described in the Plan, section 5.9 of the Plan contemplates that Executive will enter into an employment agreement as a condition to the consummation of the transactions described therein.

        NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the parties agree as follows:

        1. EMPLOYMENT; RESPONSIBILITIES AND DUTIES.

        (a) Surviving Bank hereby agrees to employ Executive, and Executive hereby agrees to serve as an executive vice president of Surviving Bank and of any depository institution which is successor-in-interest thereto ("Surviving Bank" hereafter to include any depository institution which is successor-in-interest thereto) during the Term of Employment. Executive shall have such duties, responsibilities, and authority as shall be set forth in the bylaws of Surviving Bank on the date of this Agreement or as may otherwise be determined by Surviving Bank.

        (b) Except as provided in section 1(c) of this Agreement, Executive shall devote his full working time and best efforts to the performance of his responsibilities and duties hereunder and to the retention of the customer relationships to which the Bank has been a party prior to the date of this Agreement. Except as provided in section 1(c) of this Agreement, during the Term of Employment Executive shall not, without the prior written consent of the President of Surviving Bank, render services as an employee, independent contractor, or otherwise, whether or not compensated, to any person or entity other than Surviving Bank or its affiliates.

        (c) Executive may, where involvement in such activities does not individually or in the aggregate significantly interfere with the performance by Executive of his duties or violate the provisions of section 4 of this
Agreement:

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             (i) assist The First National Bank of Durango and the Bank of Monte
Vista in matters limited to bank administration, the sharing of Executive's historical recollections with officers and employees of The First National Bank of Durango and the Bank of Monte Vista, as applicable, and transition of The First National Bank of Durango and the Bank of Monte Vista to new ownership, provided that (A) such assistance to The First National Bank of Durango does not on average require a commitment of more than approximately one business day per month, and such assistance to the Bank of Monte Vista does not on average require a commitment of more than approximately one business day per month, and
(B) such assistance to The First National Bank of Durango and the Bank of Monte Vista does not involve contact with bank customers;

             (ii) render services to charitable organizations,

             (iii) manage his personal investments, and

             (iv) with the prior permission of the President of Surviving Bank, hold such other directorships or part-time academic appointments or have such other business affiliations as would otherwise be prohibited under this section 1.

        2. TERM OF EMPLOYMENT.

         (a) The term of this Agreement ("Term of Employment") shall be the period commencing on the date of this Agreement (the "Commencement Date") and continuing until the Termination Date, which shall mean the earliest to occur of:

             (i) July 10, 2002, unless the Term of Employment shall be extended by mutual written agreement of Executive and Surviving Bank;

             (ii) the death of Executive;

             (iii) Executive's inability to perform his duties hereunder, as a result of physical or mental disability as reasonably determined by the personal physician of Executive, for a period of at least 180 consecutive days or for at least 180 days during any period of twelve consecutive months during the Term of Employment; or

             (iv) the discharge of Executive by Surviving Bank "for cause," which shall mean one or more of the following:

                 (A) any willful or gross misconduct by Executive with respect to the business and affairs of Surviving Bank, or with respect to any of its affiliates for which Executive is assigned material responsibilities or duties;

                 (B) the conviction of Executive of a felony (after the earlier of the expiration of any applicable appeal period without perfection of an appeal by Executive or the denial of any appeal as to which no further appeal or review is available to Executive) whether or not committed in the course of his employment by Surviving Bank;

                 (C) Executive's willful neglect, failure, or refusal to carry out his duties hereunder in a reasonable manner; or

                 (D) the breach by Executive of any representation or warranty in section 6(a) of this Agreement or of any agreement contained in section 1, 4, 5, or 6(b) of this Agreement, which breach is material and adverse to Surviving Bank or any of its affiliates for which Executive is assigned material responsibilities or duties; or

             (v) Executive's resignation from his position as an executive vice president of Surviving Bank; or

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             (vi) the termination of Executive's employment by Surviving Bank
"without cause," which shall be for any reason other than those set forth in subsections (i), (ii), (iii), (iv), or (v) of this section 2(a), at any time, upon the thirtieth day following notice to Executive.

         (b) In the event that the Term of Employment shall be terminated for any reason other than that set forth in section 2(a)(vi) of this Agreement, Executive shall be entitled to receive, upon the occurrence of any such event:

             (i) any salary (as hereinafter defined) payable pursuant to section 3(a)(i) of this Agreement which shall have accrued as of the Termination Date; and

             (ii) such rights as Executive shall have accrued as of the Termination Date under the terms of any plans or arrangements in which he participates pursuant to section 3(b) of this Agreement, any right to reimbursement for expenses accrued as of the Termination Date payable pursuant to section 3(e) of this Agreement, and the right to receive the cash equivalent of paid annual leave and sick leave accrued as of the Termination Date pursuant to section 3(c) of this Agreement.

        (c) In the event that the Term of Employment shall be terminated for the reason set forth in section 2(a)(vi) of this Agreement, Executive shall be entitled to receive:

             (i) for the period commencing on the date immediately following the Termination Date and ending upon and including July 10, 2002, salary payable at the rate established pursuant to section 3(a)(i) of this Agreement, in a manner consistent with the normal payroll practices of Surviving Bank with respect to executive personnel as presently in effect or as they may be modified by Surviving Bank from time to time; and

             (ii) such rights as Executive may have accrued as of the Termination Date under the terms of any plans or arrangements in which he participates pursuant to section 3(b) of this Agreement, any right to reimbursement for expenses accrued as of the Termination Date payable pursuant to section 3(e) of this Agreement, and the right to receive the cash equivalent of paid annual leave and sick leave accrued as of the Termination Date pursuant to section 3(c) of this Agreement.

        3. COMPENSATION. For the services to be performed by Executive for Surviving Bank under section 1 of this Agreement, Executive shall be compensated in the following manner:

         (a) SALARY. During the Term of Employment Surviving Bank shall pay Executive a salary at a rate of $220,000 per annum. Salary shall be payable in accordance with the normal payroll practices of Surviving Bank with respect to executive personnel as presently in effect or as they may be modified by Surviving Bank from time to time.

        (b) EMPLOYEE BENEFIT PLANS OR ARRANGEMENTS. During the Term of Employment, Executive shall be entitled to participate in all employee benefit plans of Surviving Bank, as presently in effect or as they may be modified by Surviving Bank from time to time, under such terms as may be applicable to officers of Executive's rank employed by Surviving Bank or its affiliates, including, without limitation, plans providing retirement benefits, medical insurance, life insurance, disability insurance, and accidental death or dismemberment insurance.

        (c) VACATION AND SICK LEAVE. During the Term of Employment, Executive shall be entitled to paid annual vacation periods and sick leave in accordance with the policies of Surviving Bank as in effect as of the Commencement Date or as may be modified by Surviving Bank from time to time as may be applicable to employees of Surviving Bank.

        (d) WITHHOLDING. All compensation to be paid to Executive under this section 3 shall be subject to required withholding and other taxes.

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        (e) EXPENSES. During the Term of Employment, Executive shall be reimbursed for reasonable travel and other expenses incurred or paid by Executive in connection with the performance of his services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as may from time to time be requested, in accordance with such policies of Surviving Bank as are in effect as of the Commencement Date and as may be modified by Surviving Bank from time to time, under such terms as may be applicable to officers of Executive's rank employed by Surviving Bank or its affiliates.

        4. CONFIDENTIAL BUSINESS INFORMATION; NON-COMPETITION.

        (a) Executive acknowledges that certain business methods, creative techniques, and technical data of Zions Bancorp and Surviving Bank and their affiliates and the like are deemed by Surviving Bank to be and are in fact confidential business information either of Zions Bancorp or Surviving Bank or their affiliates or are entrusted to third parties. Such confidential information includes but is not limited to procedures, methods, sales relationships developed while in the service of Surviving Bank or its affiliates, knowledge of customers and their requirements, marketing plans, marketing information, studies, forecasts, and surveys, competitive analyses, mailing and marketing lists, new business proposals, lists of vendors, consultants, and other persons who render service or provide material to Zions Bancorp or Surviving Bank or their affiliates, and compositions, ideas, plans, and methods belonging to or related to the affairs of Zions Bancorp or Surviving Bank or their affiliates. In this regard, Surviving Bank asserts proprietary rights in all of its business information and that of its affiliates except for such information as is clearly in the public domain. Notwithstanding the foregoing, information that would be generally known or available to persons skilled in Executive's fields shall be considered to be "clearly in the public domain" for the purposes of the preceding sentence. Executive agrees that he will not disclose or divulge to any third party, except as may be required by his duties hereunder, by law, regulation, or order of a court or government authority, or as directed by Surviving Bank, nor shall he use to the detriment of Surviving Bank or its affiliates or use in any business or on behalf of any business competitive with or substantially similar to any business of Zions Bancorp or Surviving Bank or their affiliates, any confidential business information obtained during the course of his employment by Surviving Bank. The foregoing shall not be construed as restricting Executive from disclosing such information to the employees of Zions Bancorp or Surviving Bank or their affiliates.

        (b) Executive hereby agrees that from the Commencement Date until the second anniversary of the Termination Date, except as provided in section 4(g) of this Agreement, Executive will not (i) engage in the banking business other than on behalf of Zions Bancorp or Surviving Bank or their affiliates within the Market Area (as hereinafter defined), (ii) directly or indirectly own, manage, operate, control, be employed by, or provide management or consulting services in any capacity to any firm, corporation, or other entity (other than Zions Bancorp or Surviving Bank or their affiliates) engaged in the banking business in the Market Area, or (iii) directly or indirectly solicit or otherwise intentionally cause any employee, officer, or member of the respective Boards of Directors of Surviving Bank or any of its affiliates to engage in any action prohibited under (i) or (ii) of this section 4(b).

        (c) Executive acknowledges and agrees that irreparable injury will result to Surviving Bank in the event of a breach of any of the provisions of this section 4 (the "Designated Provisions") and that Surviving Bank will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of any Designated Provision, and in addition to any other legal or equitable remedy Surviving Bank may have, Surviving Bank shall be entitled to the entry of a preliminary and permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction in Denver County, Colorado, or elsewhere, to restrain the violation or breach thereof by Executive or any affiliates, agents, or any other persons acting for or with Executive in any capacity whatsoever, and Executive submits to the jurisdiction of such court in any such action.

        (d) Vectra Bank and Executive agree that the scope of the Market Area, as set forth in section 4(f), is reasonable, and Vectra Bank and Executive Parties further agree that the duration of the restricted period set forth in section 4(b) is reasonable.

        (e) It is the desire and intent of the parties that the provisions of this section 4 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is

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sought. Accordingly, if any particular provision of this section 4 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, should any court determine that the provisions of this section 4 shall be unenforceable with respect to scope, duration, or geographic area, such court shall be empowered to substitute, to the extent enforceable, provisions similar hereto or other provisions so as to provide to Surviving Bank, to the fullest extent permitted by applicable law, the benefits intended by this section 4.

        (f) As used herein, "Market Area" shall mean Pueblo County, Colorado.

        (g) Neither the performance of the activities described in section 1(c) of this Agreement in conformity with all of the applicable conditions and restrictions contained in section 1(c) of this Agreement, nor the ownership by Executive as an investor of not more than five percent of the outstanding shares of stock of any corporation whose stock is listed for trading on any securities exchange or is quoted on the automated quotation system of the National Association of Securities Dealers, Inc., or the shares of any investment company as defined in section 3 of the Investment Company Act of 1940, as amended, shall in itself constitute a violation of Executive's obligations under section 4(b) of this Agreement.

        (h) For Executive's performing his obligations under section 4(b) of this Agreement, during each of the first twelve months following the Termination Date, Surviving Bank shall pay monthly compensation to Executive in the amount of $8,333.33, such monthly compensation to be payable in accordance with the normal payroll practices of Surviving Bank with respect to executive personnel as presently in effect or as they may be modified by Surviving Bank from time to time; provided, however, that if the Termination Date has occurred for any reason other than a reason set forth in sections 2(a)(i) or 2(a)(vi), no compensation will be payable under this section 4(h). All compensation to be paid to Executive under this section 4(h) shall be subject to required withholding and other taxes.

        5. LIFE INSURANCE. In light of the unusual abilities and experience of Executive, Surviving Bank in its discretion may apply for and procure as owner and for its own benefit insurance on the life of Executive, in such amount and in such form as Surviving Bank may choose. Surviving Bank shall make all payments for such insurance and shall receive all benefits from it. Executive shall have no interest whatsoever in any such policy or policies but, at the request of Surviving Bank, shall submit to medical examinations and supply such information and execute such documents as may reasonably be required by the insurance company or companies to which Surviving Bank has applied for insurance.

        6. REPRESENTATIONS AND WARRANTIES.

        (a) Executive represents and warrants to Surviving Bank that his execution, delivery, and performance of this Agreement will not result in or constitute a breach of or conflict with any term, covenant, condition, or provision of any commitment, contract, or other agreement or instrument, including, without limitation, any other employment agreement, to which Executive is or has been a party.

        (b) Executive shall indemnify, defend, and hold harmless Surviving Bank for, from, and against any and all losses, claims, suits, damages, expenses, or liabilities, including court costs and counsel fees, which Surviving Bank has incurred or to which Surviving Bank may become subject, insofar as such losses, claims, suits, damages, expenses, liabilities, costs, or fees arise out of or are based upon any failure of any representation or warranty of Executive in section 6(a) of this Agreement to be true and correct when made.

        7. NOTICES. All notices, consents, waivers, or other communications which are required or permitted hereunder shall be in writing and deemed to have been duly given if delivered personally or by messenger, transmitted by telex or telegram, by express courier, or sent by registered or certified mail, return receipt requested, postage prepaid. All communications shall be addressed to the appropriate address of each party as follows:

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If to Surviving Bank:

         Vectra Bank Colorado, National Association
         2000 South Colorado Boulevard, Suite 2-1200
         Denver, Colorado  80222

         Attention:        Mr. Bruce K. Alexander
                           President and Chief Executive Officer

With a required copy to:

         Brian D. Alprin, Esq.
         Duane, Morris & Heckscher LLP
         1667 K Street, N.W., Suite 700
         Washington, D.C.  20006

If to Executive:

         Mr. John A. Marvel
         529 Colorado Avenue
         Pueblo, Colorado  81004

All such notices shall be deemed to have been given on the date delivered, transmitted, or mailed in the manner provided above.

        8. ASSIGNMENT. Neither party may assign this Agreement or any rights or obligations hereunder without the consent of the other party.

        9. GOVERNING LAW. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Colorado, without giving effect to the principles of conflict of law thereof. The parties hereby designate Denver County, Colorado to be the proper jurisdiction and venue for any suit or action arising out of this Agreement. Each of the parties consents to personal jurisdiction in each of such venues for such a proceeding and agrees that he or it may be served with process in any action with respect to this Agreement or the transactions contemplated thereby by certified or registered mail, return receipt requested, or to its registered agent for service of process in the State of Colorado. Each of the parties irrevocably and unconditionally waives and agrees, to the fullest extent permitted by law, not to plead any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or claim with respect to this Agreement or the transactions contemplated thereby brought in the courts aforesaid.

         10. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between Surviving Bank and Executive relating to the subject matter of this Agreement. Any previous agreements or understandings between the parties hereto or between Executive and the Bank or any of its affiliates or Surviving Bank or any of its affiliates regarding the subject matter of this Agreement, including without limitation the terms and conditions of employment, compensation, benefits, retirement, competition following employment, and the like, are merged into and superseded by this Agreement. Neither this Agreement nor any provisions of this Agreement can be modified, changed, discharged, or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge, or termination is sought.

        11. SEVERABILITY. If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever:

        (a) the validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and

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        (b) to the fullest extent possible, the provisions of this Agreement
(including, without limitation, each portion of any section of this Agreement containing any such provisions held to be invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

         12. ARBITRATION. Subject to the right of each party to seek specific performance (which right shall not be subject to arbitration), if a dispute arises out of or related to this Agreement, or the breach thereof, such dispute shall be referred to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). A dispute subject to the provisions of this section will exist if either party notifies the other party in writing that a dispute subject to arbitration exists and states, with reasonable specificity, the issue subject to arbitration (the "Arbitration Notice"). The parties agree that, after the issuance of the Arbitration Notice, the parties will try in good faith to resolve the dispute by mediation in accordance with the Commercial Rules of Arbitration of AAA between the date of the issuance of the Arbitration Notice and the date the dispute is set for arbitration. If the dispute is not settled by the date set for arbitration, then any controversy or claim arising out of this Agreement or the breach of this Agreement shall be resolved by binding arbitration and judgment upon any award rendered by arbitrator(s) may be entered in a court having jurisdiction. Any person serving as a mediator or arbitrator must have at least ten years' experience in resolving commercial disputes through arbitration. In the event any claim or dispute involves an amount in excess of $100,000, either party may request that the matter be heard by a panel of three arbitrators; otherwise all matters subject to arbitration shall be heard and resolved by a single arbitrator. The arbitrator shall have the same power to compel the attendance of witnesses and to order the production of documents or other materials and to enforce discovery as could be exercised by a United States District Court judge sitting in the District of Colorado. In the event of any arbitration, each party shall have a reasonable right to conduct discovery to the same extent permitted by the Federal Rules of Civil Procedure, provided that such discovery shall be concluded within ninety days after the date the matter is set for arbitration. Any provision in this Agreement to the contrary notwithstanding, this section shall be governed by the Federal Arbitration Act and the parties have entered into this Agreement pursuant to such Act.

        13. COSTS OF LITIGATION. In the event litigation is commenced to enforce any of the provisions of this Agreement, or to obtain declaratory relief in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees. In the event this Agreement is asserted in any litigation as a defense to any liability, claim, demand, action, cause of action, or right asserted in such litigation, the party prevailing on the issue of that defense shall be entitled to recovery of reasonable attorneys' fees.

        14. PAYMENTS CONTRARY TO LAW. Anything in this Agreement to the contrary notwithstanding, this Agreement is not intended and shall not be construed to require any payment to Executive which would violate any federal or state statute or regulation, including without limitation the "golden parachute payment regulations" of the Federal Deposit Insurance Corporation codified to
Part 359 of title 12, Code of Federal Regulations.

        15. AFFILIATION. A company will be deemed to be "affiliated" with Zions Bancorp, Surviving Bank, or the Bank according to the definition of "Affiliate" set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

        16. HEADINGS. The section and subsection headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions of this Agreement.

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        IN WITNESS WHEREOF, the parties hereto executed or caused this Agreement to be executed as of the day and year first above written.


                                    VECTRA BANK COLORADO, NATIONAL ASSOCIATION


                                    By:   __________________________
                                          Bruce K. Alexander
                                          President and Chief Executive Officer


                                    JOHN A. MARVEL